Exhibit 4.14

CLIFFORD                                            CLIFFORD CHANCE LLP
CHANCE                                              ADVOCATEN SOLICITORS NOTARIS
                                                    BELASTINGADVISEURS

                                                                  EXECUTION COPY

                             3i EUROPARTNERS Va L.P.

                             3i EUROPARTNERS Vb L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08A L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08B L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08C L.P.

                          3i GLOBAL GROWTH 2006-08 L.P.

                       3i PAN-EUROPEAN GROWTH 2006-08 L.P.

                   PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P.

                   PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR

              PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P.

              PAN-EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 L.P.

                      GLOBAL GROWTH CO-INVEST 2006-08 L.P.

                     OIL, GAS & POWER CO-INVEST 2006-08 L.P.

                            STICHTING MANAGEMENT SEAL

                                  FRONTLINE LTD

                                       AND

                                   SEALIFT LTD

                                   ----------

                             SHAREHOLDERS' AGREEMENT
                             RELATING TO SEALIFT LTD

                               DATED 27 APRIL 2007

                                   ----------

                                    CONTENTS

CLAUSE                                                                      PAGE

1.    Interpretation                                                          6
2.    The Shares                                                              6
3.    Condition Precedent; Completion                                         6
4.    Erisa                                                                   7
5.    The Board And Its Proceedings                                           8
6.    Proceedings Of The General Meeting                                     11
7.    Conduct Of Business And Reporting                                      12
8.    Target Warranties And Indemnities                                      13
9.    Business Plan And Financial Year                                       14
10.   Transfers                                                              15
11.   Exit                                                                   16
12.   Tag Along Rights                                                       17
13.   Termination Of Agreement                                               18
14.   3i Investors' Rights                                                   18
15.   Bye-Laws                                                               18
16.   General                                                                18
17.   Applicable Law And Dispute Resolution                                  20
Schedule 1   : Interpretation                                                24
Schedule 2   : Shareholdings                                                 30
Schedule 3   : Reserved Matters                                              31
Schedule 4   : Form Of Deed Of Adherence                                     34
Schedule 5   : Continuing Obligations                                        36
Schedule 6   : Completion Certificate                                        40

AGREED FORM DOCUMENTS

(1) Bye-Laws of the Company (2) Electronic Financial Report (3) Sample Management Accounts

THIS AGREEMENT (the "AGREEMENT") is made on 27 April 2007

BETWEEN:

(1) 3i EUROPARTNERS Va L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011419), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i EUROPARTNERS Va"), acting by its manager, 3i Investments plc (registered number 3975789), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i INVESTMENTS");

(2) 3i EUROPARTNERS Vb L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011420), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i EUROPARTNERS Vb"), acting by its manager, 3i Investments;

(3) 3i PAN EUROPEAN BUY-OUTS 2006-08A L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011276), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN A"), acting by its manager, 3i Investments;

(4) 3i PAN EUROPEAN BUY-OUTS 2006-O8B L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011277), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN B"), acting by its manager, 3i Investments;

(5) 3i PAN EUROPEAN BUY-OUTS 2006-08C L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011278), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN C"), acting by its manager, 3i Investments;

(6) 3i GLOBAL GROWTH 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011318), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i GLOBAL GROWTH"), acting by its manager, 3i Investments;

(7) 3i PAN-EUROPEAN GROWTH 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011320), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN-EUROPEAN GROWTH"), acting by its manager, 3i Investments;

(8) PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011279), with its registered office at 16 Palace Street, London SW1E 5JD, England ("PAN-EUROPEAN CO-INVEST"), acting by its manager, 3i Investments;

(9) PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR, a FONDS COMMUNS DE PLACEMENT A RISQUE formed under the laws of France, with its registered office at 3, rue Paul Cezanne, 75008 Paris, France ("PAN-EUROPEAN CO-INVEST FRANCE"), acting by its manager, "3i Gestion S.A.;

(10) PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011553), with its registered office at 16 Palace Street, London SW1E 5JD, England ("PAN-EUROPEAN (NORDIC) CO-INVEST"), acting by its manager, 3i Investments;

(11) PAN EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907, with registered number LP011874, and having its registered office at 16 Palace Street, London, SW1E 5JD, United Kingdom ("PAN-EUROPEAN (DUTCH) CO-INVEST"), acting by its manager, 3i Investments;

(12) GLOBAL GROWTH CO-INVEST 2006-08 L.P., a limited partnership registered under the laws of Jersey (registered number LP760), with its registered office at 22 Grenville Street, St. Helier, Jersey ("GLOBAL GROWTH CO-INVEST"), acting by its manager, 3i Investments;

(13) OIL, GAS & POWER CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011321), with its registered office at 16 Palace Street, London SW1E 5JD, England ("OIL, GAS & POWER CO-INVEST"), acting by its manager, 3i Investments;

(14) STICHTING MANAGEMENT SEAL, a foundation (STICHTING) incorporated under the laws of The Netherlands, with its registered office at Lage Mosten 15, 4822 NJ Breda, The Netherlands, and being registered with the commercial register in West-Brabant, The Netherlands (the "STICHTING");

(15) FRONTLINE LTD, a company incorporated under the laws of Bermuda, with its registered office at PO Box HM 1593, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, Company No. 17460 and being listed on the Oslo Stock Exchange and the New York Stock Exchange ("FRONTLINE"); and

(16) SEALIFT LTD, a company incorporated under the laws of Bermuda, with its registered office at PO Box HM 1593, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, Company No. 39466 (the "COMPANY").

The parties to this Agreement are hereinafter collectively referred to as the "PARTIES" and each individually as a "PARTY". The Parties referred to under (1) to (13) are hereinafter collectively referred to as the "3i INVESTORS" and each individually as a "3i INVESTOR".

WHEREAS:

(A) As at the date hereof, Frontline holds 33,3% of the shares in the capital of the Company;

(B) On or around the date hereof, certain of the Parties and certain other persons entered into a merger agreement (the "MERGER AGREEMENT") and a sale and purchase agreement (the "SPA") pursuant to which INTER ALIA the 3i Investors will sell their shares and convertible bonds issued by Delphi to the Company in consideration for the issue by the Company of shares in its capital to the 3i Investors in the capacity as sellers under the SPA;

(C) The Parties wish to enter into this Agreement for the purposes of regulating certain aspects of the affairs of the Company, on the terms and under the conditions set forth in this Agreement.

IT IS AGREED as follows:

1. INTERPRETATION

1.1 In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 1 (INTERPRETATION) apply throughout this Agreement unless the contrary intention appears.

1.2 In this Agreement, unless the contrary intention appears, a reference to a recital, clause, Schedule or Annex is a reference to a recital, clause, schedule or annex of this Agreement. The Schedules or Annexes are an integral part of this Agreement.

1.3  The headings in this Agreement do not affect its interpretation.

2. THE SHARES

2.1 Upon completion of the Private Placement and the Merger Completion (both as defined in the Merger Agreement) having taken place, the Shares held by the Parties shall be as set out in Schedule 2 (Shareholdings). The remaining Shares are held by third party shareholders not party to this Agreement.

2.2 The Parties other than the Company, as the holders of Shares, will have all voting and other rights attaching to the Shares as set out in this Agreement, the Bye-Laws and under the laws and regulations governing the Company and the Shares.

2.3 The Parties acknowledge and agree that if the Board or the General Meeting (whichever is authorised to so resolve) resolves to issue additional Shares or other equity or debt instruments to finance additional capital requirements of the Group, to make add-on investments or for other reasons, then each Shareholder shall be entitled to participate in such additional issuance (the "ISSUANCE") in the same proportion as the Shareholders hold Shares at the time of the Issuance. For the avoidance of doubt, the Shareholders shall only be entitled to participate in all of the instruments issued at the time of the Issuance and not in part thereof, regardless of whether they held these instruments prior to the date of the Issuance. Each Shareholder hereby acknowledges and agrees that it will be diluted if it resolves not to participate in the Issuance and that its above and statutory pre-emptive rights (if any) may be excluded if it resolves not to participate.

3. CONDITION PRECEDENT; COMPLETION

3.1 Except for the provisions of clause 1 (INTERPRETATION), this clause 3 and clauses 16 (GENERAL) and 17 (APPLICABLE LAW AND DISPUTE RESOLUTION), as well as the provisions of Schedule 1 (INTERPRETATION), which are of immediate effect, the provisions of and transactions contemplated in this Agreement are subject to and conditional on receipt by each Party of a duly executed Completion Certificate (the "CONDITION").

3.2 If the Condition is fulfilled or waived on the Merger Completion Date, the Parties shall procure that the composition of the Board shall be changed, such that its composition shall be in accordance with clause 5.2 on that date.

3.3 If the Condition is not fulfilled or waived on or before that date, except for the provisions of clause 1 (INTERPRETATION), this clause 3 and clauses 16 (GENERAL) and 17 (APPLICABLE LAW AND DISPUTE RESOLUTION), as well as the provisions of Schedule 1 (INTERPRETATION), all the other clauses of this Agreement shall lapse and cease to have effect; but

     3.3.1 the lapsing of those provisions shall not affect any rights or liabilities of any Party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse; and

     3.3.2 no Party shall make (or permit any person to make) any announcement concerning this Agreement or any ancillary matter without the prior written consent of the 3i Investors and Frontline.

4.   ERISA

4.1 The Parties acknowledge that each of the ERISA Funds (at the date of this Agreement being 3i Europartners Va and 3i Europartners Vb) has limited partners which are entities governed in the United States of America by ERISA. In order to permit each ERISA Fund to treat the Company as a "venture capital operating company" ("VCOC") for the purposes of ERISA, for so long as any ERISA Fund or its nominee holds any Shares in the capital of the Company:

     4.1.1 that ERISA Fund may at any time by notice to the Company (i) nominate for appointment and removal any person to be a Director and (ii) appoint any person to be an Observer, and may similarly remove from office any such person and appoint another in his place, all in accordance with clause 5 and the Bye-Laws, and the Parties shall use their respective best endeavours to procure that the members of the Board co-opt such nominees in such capacity and the Shareholders shall vote their Shares at the next General Meeting to confirm the same;

     4.1.2 none of the decisions set out in Part 1 of Schedule 3 (RESERVED MATTERS) can be taken without the approval of the Director appointed by that ERISA Fund;

     4.1.3 none of the decisions set out in Part 2 of Schedule 3 (RESERVED MATTERS) can be taken without the approval of that ERISA Fund; and

     4.1.4 that ERISA Fund shall have the right to (i) receive upon reasonable written request to the Company the information set forth in clause
           7.2 and Schedule 5 (CONTINUING OBLIGATIONS), (ii) meet with such management or personnel of the Group as may reasonably be designated by it, upon reasonable notice to the Company, for the purpose of consulting with and advising and influencing management, obtaining information regarding the business and prospects of the Group or expressing the views of that ERISA Fund on such matters, and (iii) visit and inspect any of the offices and properties of any member of the Group and inspect and copy the books and records of that member of the Group, upon reasonable notice to the Company.

4.2 The Parties shall not permit anything to be done that may prejudice the treatment by any ERISA Fund of the Company as a VCOC.

4.3 If any ERISA Fund notifies the Company (supported by a copy of legal advice to that effect received from appropriately qualified lawyers) that the provisions of clause 4.1 should be amended to preserve the qualification of that ERISA Fund as a VCOC, or otherwise to ensure that the assets of that ERISA Fund are not considered "plan assets" of the ERISA Fund for the purposes of ERISA, the Parties will agree and make any necessary amendments to the Agreement provided that the amendments do not result in a material adverse effect on the operations, business and prospects of any member of the Group, materially change the rights, liabilities or obligations of any of the Parties or materially affect the value of the Shares.

5. THE BOARD AND ITS PROCEEDINGS

     COMPOSITION AND APPOINTMENTS

5.1 The Company shall have a Board, which is responsible for the management of the business of the Company and attending to all other matters entrusted to the Board in the Bye-Laws or by operation of law. The members of the Board shall at all times act in the interest of the Company. In performing its task, the Board may exercise all the powers of the Company save to the extent specifically provided as otherwise provided in this Agreement, the Bye-Laws or the Bermuda Companies Act.

5.2 The Shareholders shall exercise their voting powers such that the members of the Board shall be appointed and removed from office by the Board and/or General Meeting (as applicable according to the Bye-Laws) as follows:

     5.2.1 the CEO and CFO from time to time shall each be a Director;

     5.2.2 the 3i Investors (by majority vote) shall be entitled by notice in writing to the Company to present candidates for the appointment or replacement of up to two (2) Directors;

     5.2.3 Frontline shall be entitled by notice in writing to the Company to present candidates for the appointment or replacement of one (1) Director; and

     5.2.4 each ERISA Fund shall be entitled by notice in writing to the Company to present candidates for the appointment or replacement of one (1) Director.

5.3 The 3i Investors and Frontline agree that the Board shall be expanded with two (2) as yet unknown independent directors whose identity, qualifications and experience is mutually acceptable to the 3i Investors and Frontline.

5.4 The members of the Board shall, from amongst their midst, appoint the Chairman.

5.5 The Board may represent the Company; in addition, any two (2) Directors shall be jointly authorised to represent the Company towards third parties, provided that such two (2) Directors may not both have been appointed pursuant to clause 5.2.1, 5.2.2 or 5.2.4 (as the case may be).

5.6 With respect to the appointments and removals from office referred to in clause 5.2, the Shareholders agree to vote in favour of one (1) of the candidates nominated by the Party or Parties entitled to make a nomination pursuant to that clause.

5.7 The Directors appointed pursuant to clauses 5.2.2, 5.2.3 and, if the Board so decides also the Directors appointed pursuant to clause 5.2.4, shall be entitled to an annual compensation that is customary for a group controlled by private equity investors that is of similar type and size of the Group, and to reimbursement of reasonable out of pocket expenses.

     CONDUCT OF MEETINGS

5.8 The Board shall meet as often as necessary, and shall also meet at the request of any individual Director.

5.9 At least five (5) Business Days' notice, or such shorter period as the Chairman may agree to in writing, of each meeting of the Board shall be given to each Director and each Observer (if any). The notice shall be accompanied by an agenda setting out in such reasonable detail as may be practicable the business to be transacted at the meeting. A breach of this clause shall not affect the validity of any meeting of the Board that has otherwise been validly convened provided that all Directors entitled to attend were present or represented.

5.10 Meetings of the Board must as a general rule be held in the country where the Company is at that time resident.

5.11 A person to be designated for that purpose by the Chairman shall keep minutes of the meetings of the Board. All minutes shall be in the English language. The minutes shall be adopted by the Chairman of the Board and shall be signed by him as evidence thereof.

     QUORUM

5.12 The quorum at meetings of the Board shall be met when at least half of the members of the Board are present or represented, including at least the Chairman. If the quorum is not present or represented at a meeting of the Board at the time when any business is considered no resolutions may be validly adopted. Any member of the Board may require that the meeting be reconvened. In a reconvened meeting of the Board, the quorum shall be met when at least half of the members of the Board are present or represented.

     RESOLUTIONS

5.13 Unless otherwise agreed in this Agreement and subject to the requirements of the Bermuda Companies Act, all resolutions of the Board shall require a simple majority of the members of such Board present at the meeting in which the quorum requirements set forth in clause 5.12 are met.

5.14 In case of a tied vote the Chairman shall have a casting vote.

5.15 A resolution in writing signed by all members of the Board shall be valid and have effect as if it had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents, each stating the terms of the resolution accurately and signed by one or more of the Directors.

5.16 A meeting of the Board may be held by means of such telephone, electronic or other communication facilities as permit all Directors or their representatives (some or all of whom may be in different places) participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such meeting shall constitute presence in person at such meeting, provided that at the time of that meeting a majority of the Directors is in the country where the Company is at that time resident.

5.17 A Director or his representative may vote as a Director on any resolution concerning any matter in which he has, directly or indirectly, a financial or commercial interest, provided that he has disclosed to the other members of the Board the nature and extent of such interest, and, if he votes, his vote shall be counted and he shall be counted in the quorum when that resolution or matter is under consideration.

     RESERVED MATTERS

5.18 The Shareholders shall use their respective reasonable efforts to ensure that the Board shall not undertake:

     5.18.1 any of the Reserved Matters as set forth in Part 1 of Schedule 3 (RESERVED MATTERS), without the Board having resolved upon such matter by Qualified Resolution; and

     5.18.2 any of the Reserved Matters as set forth in Part 2 of Schedule 3 (RESERVED MATTERS), without the prior approval of the General Meeting by Qualified Resolution.

5.19 The Parties agree and the Company shall procure that no member of the Group shall adopt any resolution or take any action which is a Reserved Matter as set forth in Schedule 3 (RESERVED MATTERS) (or a resolution which is analogous to or has a substantially similar effect to any of the Reserved Matters) without the prior written approval of the Board as its (ultimate) shareholder. Clause 5.18 applies MUTATIS MUTANDIS to such approval of the Board.

5.20 Where a matter that would otherwise require a Qualified Resolution of the Board or the prior approval of the General Meeting under this clause has been expressly included in the Business Plan (or any budget) adopted in accordance with this Agreement, no further approval shall be required under this clause 5.

     ALTERNATE DIRECTORS; OBSERVERS

5.21 Each Director shall be authorised to appoint and remove his own alternate director (an "ALTERNATE DIRECTOR") by written notice to the Company. In addition, a Director may at any time by written notice to the Company or at a Board meeting appoint any person (who need not be a Director) to act as his Alternate Director in his place during his absence. If such person is not a Director the approval of the Board shall be required for such appointment.

5.22 Each ERISA Fund shall be entitled to appoint an observer to the Board (an "OBSERVER") by written notice to the Company. Each Party shall use its reasonable endeavours to procure that any Observer shall be allowed to attend all meetings of the Board, and shall receive any and all information that the members of the Board receive, simultaneously with the members of the Board. An Observer shall not be entitled to vote on any such meetings, but shall be allowed to speak and place items on the agenda for discussion. Each ERISA Fund may remove the Observer appointed by it and appoint another person in its place. Any Observer shall be reimbursed for its reasonable out-of-pocket expenses.

6. PROCEEDINGS OF THE GENERAL MEETING

     FREQUENCY OF MEETINGS

6.1 The annual General Meeting shall be held annually within six (6) months of the end of each Financial Year.

6.2 Special General Meetings shall be held as often as the Board or one or more Shareholders together holding at least 10% of the issued share capital of the Company deem necessary.

     AGENDA FOR GENERAL MEETING

6.3 The agenda for the annual General Meeting shall in any event contain the following matters:

     6.3.1 the annual report for the previous Financial Year;

     6.3.2 adoption of the Annual Accounts of the previous Financial Year and the allocation of the dividends and other distributions (if any);

     6.3.3 discharge of the Directors for their management of the Company during the previous Financial Year;

     6.3.4 appointments to any vacancies on the Board; and

     6.3.5 any other proposals put forward for discussion by the Board.

     PLACE OF GENERAL MEETING

6.4 General Meetings shall as a general rule be held in the country where the Company is at that time resident, but may not be held in Norway, Luxembourg, The Netherlands or the United Kingdom (unless the Company is at that time resident there). Notwithstanding the foregoing sentence, a General Meeting may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such meeting shall constitute presence in person at such meeting, provided that during such meeting the majority of Shareholders may not be in Norway, Luxembourg, The Netherlands or the United Kingdom.

     CONDUCT OF MEETINGS

6.5 General Meetings shall be convened by the Board. The convening shall take place no later than the eighth day prior to the date of the meeting. The notice of the meeting shall state the subject to be dealt with, without prejudice to the provisions of the Bye-Laws.

6.6 General Meetings shall be chaired by the Chairman. In his absence, the Directors present shall choose a chairman from amongst their midst; if no Director is present or willing to act as chairman the General Meeting shall appoint its chairman.

6.7 Minutes shall be kept of the proceedings at every General Meeting by a secretary to be designated by the Chairman. All minutes shall be in the English language. The minutes shall be adopted by the Chairman and shall be signed by him as evidence thereof.

     QUORUM

6.8 Save as otherwise provided in this Agreement or the Bye-Laws, the quorum at any General Meeting shall be constituted by the presence of Shareholders (or of their duly appointed agents or attorneys) together holding at least 33 1/3 % of the voting rights entitled to be exercised at such meeting. The said quorum shall be required at all General Meetings. If a quorum is not present at a General Meeting at the time when any business is considered no resolutions shall be adopted. Any Shareholder may require that the meeting be reconvened. At least five (5) calendar days' notice of the reconvened meeting shall be given. The quorum for such reconvened meeting is met when Shareholders (or their duly appointed agents or attorneys) together holding at least 10% of the voting rights entitled to be exercised at such meeting are present or represented.

     RESOLUTIONS

6.9 Unless agreed otherwise in this Agreement or in the Bye-Laws, or prescribed by mandatory law, all resolutions of the General Meeting shall require a simple majority of the Shareholders that are present at the meeting in which the quorum requirements set forth in clause 6.8 are met.

6.10 The Shareholders agree that they shall always exercise their vote in accordance with the provisions of this Agreement.

7. CONDUCT OF BUSINESS AND REPORTING

     CONTINUING OBLIGATIONS

7.1 The Company undertakes to each of the 3i Investors and Frontline to comply with all the obligations set out in Schedule 5 (CONTINUING OBLIGATIONS).

     INFORMATION

7.2  The Company shall procure that Dockwise:

     7.2.1 provides to the Board the information set out in Schedule 5 (CONTINUING OBLIGATIONS);

     7.2.2 keeps the Board informed of material matters relating to the progress of the business of the Group, to such extent and in such form and detail as the Board may from time to time reasonably require;

     7.2.3 supplies to the Board such written particulars of any matters concerned with and arising out of the activities of the Group as the Board may from time to time reasonably require; and

     7.2.4 responds promptly to such enquiries for information as shall be reasonably made by the Board.

7.3 The Company shall procure that each member of the Group shall give prompt written notice to the Board upon becoming aware of:

     7.3.1 any occurrence (including, without limitation, any third party claim or liability, any litigation, arbitration or administrative proceedings) which would or would be likely either have a material adverse effect on the financial condition of the Group or affect adversely any Group member's ability to perform its obligations under this Agreement, the Finance Documents or any other agreement related to this Agreement; or

     7.3.2 any breach or likely breach of the covenants by any Group member under this Agreement, the Finance Documents or any other agreement related to this Agreement; or

     7.3.3 the realised (year to date) EBITDA and cash flow of the Group for the relevant current accounting period shown in the Management Accounts at any time being less than ninety per cent. (90%) of the budget EBITDA amount or cash flow as shown in the same Management Accounts.

8. TARGET WARRANTIES AND INDEMNITIES

8.1 The Company undertakes and agrees with each 3i Investor and Frontline that:

     8.1.1 BidCo shall, and shall procure that any member of the Group shall, enforce or procure to be enforced to their full extent the obligations of the Sellers to BidCo under the Target Warranties and Indemnities;

     8.1.2 BidCo shall, and shall procure that any member of the Group shall, notify the Board in writing promptly upon its becoming aware of any material breach or potential material breach of the Target Warranties and Indemnities;

     8.1.3 no Acquisition Claim will be commenced, waived, compromised or settled without the prior written consent of the Board;

     8.1.4 BidCo shall take, or shall procure that any member of the Group shall take, such action as the Board may reasonably require to be taken to investigate, conduct, pursue and enforce any actual or potential Acquisition Claim;

     8.1.5 BidCo shall procure, at its own cost, the appointment of such legal and other professional advisers as the Board may from time to time require to act on BidCo's behalf in the conduct and handling of any Acquisition Claim;

     8.1.6 BidCo shall keep the Board informed of all material matters relating to the progress of any Acquisition Claim to such extent and in such form and detail as the Board may from time to time reasonably require; and

     8.1.7 BidCo shall supply to the Board such written particulars of any matters concerned with or arising out of any actual or potential Acquisition Claim and the conduct thereof, as the Board may from time to time reasonably require.

8.2 If the Board so decides, the Company shall procure that BidCo shall at its own cost allow a person nominated by the Board, the exclusive conduct of any Acquisition Claim in BidCo's own name and on its behalf and in such manner as that person sees fit.

8.3 If the Company or BidCo fails to comply with any of its obligations under this clause, either the 3i Investors or Frontline (whomever does so first) shall be entitled to instruct a legal or other professional adviser to prepare and submit to the Board, at the cost of the Company or BidCo

     (as the case may be), the information that should have been supplied to the Board pursuant to this clause. The Company shall (and shall procure that all members of the Group shall) give such legal or other professional advisers all reasonable access to its books, records, correspondence and premises and all reasonable assistance as the legal or other professional advisers may request for this purpose and in particular (without prejudice to the generality of the foregoing) permit them to take extracts from and make copies of any documents and to discuss any matters with any of the Group's personnel, officers and advisers.

9. BUSINESS PLAN AND FINANCIAL YEAR

9.1 The Company shall procure that Dockwise prepares and delivers to the Board a Business Plan at such time and in such manner that it is ready for adoption not less than thirty (30) days before the first day of each Financial Year. Adoption of any Business Plan shall require a resolution of the Board. Each subsequent Business Plan shall be prepared in conformity with the initial Business Plan.

9.2  Each Business Plan shall include:

     9.2.1 a business forecast with respect to the current Financial Year;

     9.2.2 the proposed strategy (including the acquisition strategy with details on the possible acquisition target, the synergy options and the effect on the Business Plan of these potential acquisitions);

     9.2.3 details of the assumptions used for the matters referred to in clauses 9.2.1 and 9.2.2;

     9.2.4 a report on the Company's performance during the current Financial Year, which is to include all members of the Group;

     9.2.5 an annual budget for the first Financial Year following the current year of the (actual) Business Plan, including:

           (a) a breakdown of monthly consolidated revenues, operating expenses, operating results, net interest expenses and Net Profits broken down per country of operation, Subsidiary and product group;

           (b)  a breakdown of monthly capital expenditures and cash flow;

           (c) a breakdown of a projected consolidated balance sheet as at the end of the Financial Year and projected profit and loss account for the Financial Year;

           (d) a breakdown of expected funding requirements and the proposed methods of meeting those requirements; and

           (e) a set of key performance indicators ("KPIs"), to be agreed with the Board.

     9.2.6 a summary annual budget, consisting of at least a balance sheet, profit and loss account, cash flow statement and capital expenditures, for each of the second, third and fourth Financial Year following the Financial Year of the (actual) Business Plan.

9.3 The Company shall procure that Dockwise will, save to the extent the Board may during the current year of the (actual) Business Plan agree otherwise, implement and execute the Business Plan.

9.4 For the purposes of this Agreement, the first Financial Year of the Company shall end on 31 December 2007. After the first Financial Year, all Financial Years of the Company will commence on 1 January and end on 31 December. The financial years of the members of the Group may end on different dates. This will not affect the reporting dates set out in this clause.

9.5 After the end of each Financial Year, the Annual Accounts shall be audited. The consolidated audit of the Group shall be carried out by the Auditors.

9.6 Any Business Plan, the Annual Accounts and the Management Accounts shall at all times be expressed in US Dollars.

9.7 All financial information, as described in this clause, shall be in the English language unless the Board decides otherwise.

10. TRANSFERS

10.1 Except for Permitted Transfers, each Shareholder agrees it shall not Transfer any Shares until the earlier of (i) 30 September 2007 and (ii) the completion of a Listing, except with the prior written consent of the 3i Investors and Frontline.

10.2 The Parties agree to co-operate and the Shareholders agree to vote in favour of:

     10.2.1 any Transfer by any 3i Investor to and from any entity of the 3i Group or any 3i Fund; or

     10.2.2 any Transfer to and from a nominee of any 3i Investor;

     in both cases a "PERMITTED TRANSFER" and any person to whom the Shares are transferred in accordance with this clause 10.2 a "PERMITTED TRANSFEREE".

10.3 It shall be a condition of any Permitted Transfer that:

     10.3.1 The shareholding by the Permitted Transferee is authorised by the Bermuda Registrar of Companies and/or the Bermuda Monetary Authority or is subject to an exemption or direction from the Bermuda Registrar of Companies and/or the Bermuda Monetary Authority;

     10.3.2 the Permitted Transferee, if not already a Party, enters into an undertaking to observe and perform all of the provisions and obligations of this Agreement in accordance with the Deed of Adherence set out in Schedule 4 (FORM OF DEED OF ADHERENCE), in which case this clause shall apply to that Permitted Transferee; and

     10.3.3 all Shares transferred under this clause shall be free from all liens, charges and encumbrances and shall carry all rights, benefits and advantages attached to them except the right to any dividend declared but not paid prior to the date of registration of such Permitted Transfer.

10.4 The Company is hereby irrevocably authorised to sign the relevant Deed of Adherence referred to in clause 10.3.12 on behalf of all other Parties. The Company shall inform all other Parties in writing of any deed so executed. This clause 10.4 is without prejudice to the continuation of the rights and obligations of the original Parties to this Agreement and to any other persons who have signed a Deed of Adherence.

10.5 Without prejudice to clauses 10.1 and 10.2, in case a third party (not being a 3i Related Party or nominee of any 3i Investor) makes a bonafide offer for Shares held by Frontline or any of the 3i Investors and Frontline or the relevant 3i Investor is willing to accept that offer, then, regardless of whether the third party or the relevant Shareholder initiated the offer, each 3i Investor (in the case of the offer being made to Frontline) or Frontline (in the case of the offer being made to any 3i Investor) shall be given the right to acquire those Shares for the same price and terms and conditions as are offered by that third party.

     CONSENT UNDER BYE-LAWS

10.6 To the fullest extent possible under applicable law, the Shareholders hereby consent to and waive any right of first refusal in respect of any Permitted Transfer as required by the relevant provisions of the Bye-Laws. To the extent necessary, the Parties shall take all actions and adopt all resolutions reasonably required to give effect to a Permitted Transfer or to clause 10.5.

11.  EXIT

11.1 The Parties acknowledge that the Board, on 27 April 2007, has resolved to apply for the Listing of the Company with Q3 of 2007 as the target date for the first date of trading.

11.2 After the filing of the application, the Parties do not express any view or accept any instruction or obligation as to whether the Company shall proceed with, cease or withdraw its application to list its Shares on the Oslo Stock Exchange.

11.3 The Company will, if the Board so decides:

     11.3.1 appoint, on terms acceptable to the 3i Investors and Frontline, an independent financial adviser nominated by the 3i Investors and Frontline jointly to advise the Company and its Shareholders or have the 3i Investors perform this role;

     11.3.2 assist in the preparation of any information memoranda or prospectus necessary or desirable to achieve an Exit.

11.4 The Parties acknowledge and agree that:

     11.4.l on any disposal of Shares in a Listing or a Sale, neither any of the 3i Investors nor Frontline shall give or be required to give any warranty or indemnity to any party, except for a warranty as to full legal and beneficial title to its Shares;

     11.4.2 on any disposal of Shares in a Listing, or a Sale, they will use their respective best endeavours to ensure that the members of senior management of the Group (including in any event the CEO and CFO at that time) shall give customary warranties and indemnities subject to customary limitations if the 3i Investors so require;

     11.4.3 the Shareholders and the Company shall do all things required or appropriate to effect the Listing or the Sale in accordance with the relevant resolution of the Board and, with respect to a Listing, in accordance with the rules of the Oslo Stock Exchange and the requirements of the relevant Sponsor(s) engaged in relation thereto, or, with respect to a Sale, in accordance with the relevant sale and purchase agreement and related agreements entered into in connection with such Sale, or with respect to a Refinancing, in accordance with the relevant equity and debt documentation entered into in connection with such Refinancing.

11.5 The Parties will co-operate and shall do all things required or appropriate to procure that the Bye-Laws are amended as necessary or reasonably desirable for the purpose of achieving a Listing, including make such amendments that the share capital of the member of the Group that is to be listed shall be organised so that all its issued shares are of the same class, with rights typical of shares in listed companies and that the financing of the relevant company is organised in such way as advised by the relevant Sponsor(s) engaged in relation to the Listing.

12. TAG ALONG RIGHTS

12.1 Without prejudice to clause 10.2, if at any time prior to expiry of the period referred to in clause 10.1 the 3i Investors (together the "TAGGED SHAREHOLDERS") or Frontline (the "TAGGED SHAREHOLDER") intend to Transfer of any of their Shares to a third party and Frontline or the 3i Investors (as the case may be) consent to such Transfer, the other Shareholders (together, the "TAGGING SHAREHOLDERS") are entitled to Transfer a proportional part (pro rata parte the Shares to be Transferred by the Tagged Shareholder(s)) of their Shares at the same rice per Share and otherwise on the same terms (but subject to clause 11.3) as the Transfer by the Tagged Shareholder(s).

12.2 The Tagged Shareholder(s) shall give notice in writing (a "TAG NOTICE") to the Tagging Shareholders, specifying:

     12.2.1 the number of Shares which it intends to Transfer (the "RELEVANT SHARES");

     12.2.2 the name(s) of the proposed transferee(s) of the Relevant Shares and any person controlling the transferee;

     12.2.3 the main terms of the contemplated Transfer; and

     12.2.4 the proposed date of the Transfer.

12.3 Any Tagging Shareholder who wishes to dispose of a pro rata parte of its Shares on the same terms as specified in the Tag Notice shall within twenty
     (20) Business Days of the date of the Tag Notice notify the Tagged Shareholder(s) in writing.

12.4 The Tagged Shareholder(s) shall not dispose of the Relevant Shares unless it has:

     12.4.1 given a Tag Notice in accordance with clause 12.2 not less than twenty (20) Business Days before the proposed disposal; and

     12.4.2 procured, on the same terms as contained in the Tag Notice, the disposal of (at the discretion of the Tagging Shareholders) a PRO RATA part of the Shares of all Tagging Shareholders who have given due notice under this clause 12.

13. TERMINATION OF AGREEMENT

     This Agreement shall terminate:

     13.1.1 in respect of all Parties, upon a Listing or Liquidation;

     13.1.2 in respect of a Shareholder, upon that Shareholder ceasing to hold any Shares, provided that such Shareholder shall remain bound by the provisions in clauses 1 (INTERPRETATION), 16 (GENERAL) and 17 (APPLICABLE LAW AND DISPUTE RESOLUTION), as well as the provisions of Schedule 1 (INTERPRETATION);

     and such person shall thereupon have no further rights or obligations under this Agreement, save as provided above and without prejudice to the accrued rights of any Party.

14. 3I INVESTORS' RIGHTS

14.1 Save as provided otherwise, each 3i Investor may vote and/or exercise any of its rights under this Agreement as it may see fit and in its own interest.

14.2 Each 3i Investor may enforce the covenants, warranties and other obligations given to it by the Company in this Agreement independently. However, each of the 3i Investors will inform the other 3i Investors of its intention to enforce the covenants, warranties and other obligations and the manner in which these will be enforced.

15. BYE-LAWS

15.1 The Shareholders agree that they shall ensure and vote in favour of the inclusion in the Bye-Laws of a provision reflecting that any person who, whether alone or jointly with others, acquires 40% or more of the Shares, shall be obliged to make an offer for 100% of the issued and outstanding share capital of the Company.

15.2 The Shareholders agree that the Bye-Laws, including their respective rights and obligations thereunder, shall as between them at any time be interpreted and construed in accordance with the provisions of this Agreement. If there is a conflict between a provision of this Agreement and a provision of the Bye-Laws, the Parties agree, to the extent permitted under Bermuda law, to observe the provisions of this Agreement and shall in such event, at the first request of any Party (other than the Company), amend the Bye-Laws as necessary to effect the full implementation of the Agreement in all respects.

16. GENERAL

     APPLICABLE CLAUSES

16.1 Clauses 14 (CONFIDENTIALITY), 15 (NO RECISSION), 16 (WHOLE AGREEMENT), 17 (LANGUAGE), 19 (ASSIGNMENTS), 20 (NOTICES), 21 (COSTS), 22 (GENERAL), with the exception of clause 22.7, 24 (GOVERNING LAW; JURISDICTION), with the exception of clause 24.1, and 25 (COUNTERPARTS) of the Merger Agreement apply MUTATIS MUTANDIS to this Agreement as if set out in full herein and as if reference therein to "Merger Agreement" is reference to "this Agreement" and are to be considered an integral part hereof.

     FURTHER ASSURANCES

16.2 The Parties undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Company, the Shareholders and the Directors and their representatives (if any) and the Company and all members of the Group give effect to the provisions of this Agreement.

     THIRD PARTIES

16.3 A person who is not a Party (for the sake of clarity, all Parties are mentioned under the header of this Agreement or may have become a Party pursuant to clause 10), other than 3i Investments and 3i Group which will be deemed a Party for the purposes of this clause, may not enforce any rights under this Agreement.

     INFORMATION

16.4 Any Director, Alternate Director and Observer appointed by (or upon the nomination of) the 3i Investors or Frontline (as the case may be) may:

     16.4.1 report to the 3i Investors or Frontline (as the case may be) on the affairs of the Group; and

     16.4.2 disclose Confidential Information as he shall reasonably consider appropriate to the 3i Investors or Frontline (as the case may be).

16.5 In the ordinary course of the business of the 3i Group, it reviews existing investments and new investment proposals and conducts other investments and investment management activities. Each 3i Related Party may disclose to and use Confidential Information for these purposes in all cases with any other 3i Related Party.

16.6 The Company consents to each 3i Investor and Frontline publicising (including, without limitation, on 3i's or Frontline's (as the case may be) website):

     16.6.1 the fact that the 3i Investors or Frontline (as the case may be) are Shareholders of the Company; and

     16.6.2 any other information about the Company which is already in the public domain (unless the information is in the public domain as a result of a breach of this Agreement by a 3i Investor or Frontline (as the case may be)).

16.7 The Parties other than the 3i Investors undertake with each 3i Investor that they shall not use the name of any member of the 3i Group or any 3i Fund in any context whatsoever (except as required by law) or hold itself, himself or themselves (as the case may be) out as being connected or associated with any member of the 3i Group or any 3i Fund (other than as regards the 3i Investors being Shareholders of the Company) in any manner whatsoever without the prior written consent of the relevant 3i Investor.

     NO PARTNERSHIP

16.8 Nothing in this Agreement shall be deemed to constitute a partnership between the Parties.

17. APPLICABLE LAW AND DISPUTE RESOLUTION

17.1 This Agreement is governed by and shall be construed in accordance with the laws of England and Wales.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first above written.

3i EUROPARTNERS Va L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i EUROPARTNERS Vb L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN EUROPEAN BUY-OUTS 2006-08A L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN EUROPEAN BUY-OUTS 2006-08B L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN EUROPEAN BUY-OUTS 2006-08C L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:

3i GLOBAL GROWTH 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN-EUROPEAN GROWTH 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Gestion S.A.
By:
Title:


PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


PAN-EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 LP


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc By:

Title:

GLOBAL GROWTH CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


OIL, GAS & POWER CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


STICHTING MANAGEMENT SEAL


/s/ Illegible
-----------------------------------------
By:
Title:


FRONTLINE LTD


/s/ Illegible
-----------------------------------------
By: Illegible
Title: Attorney-in-fact


                                  SEALIFT LTD


/s/ Illegible
-------------------------------------
By: Illegible
Title: Attorney-in-fact

                           SCHEDULE 1 : INTERPRETATION

1. DEFINITIONS

3i GROUP means 3i Group plc (registered number 1142830) and any Subsidiary or Holding Company of 3i Group plc and any Subsidiary of such Holding Company;

3i INVESTMENTS means 3i Investments plc (registered number 3975789);

3i INVESTOR means any of 3i Europartners Va, 3i Europartners Vb, 3i Pan European A, 3i Pan European B, 3i Pan European C, 3i Global Growth, 3i Pan-European Growth, Pan-European Co-invest, Pan-European Co-invest France, Pan-European (Nordic) Co-invest, Pan-European (Dutch) Co-invest, Global Growth Co-invest or Oil, Gas & Power Co-invest, in each case for so long as it remains a Party;

3i RELATED PARTY means (i) any entity of the 3i Group, (ii) any 3i Investor and any other fund, partnership, investment vehicle or other entity which is managed or advised by an entity in the 3i Group or its nominees or by other parties selected by 3i Group, or in which any entity in the 3i Group has a majority economic interest (a "3i FUND") and (iii) any investor in any 3i Fund;

ACCOUNTING STANDARDS means the accounting policies and principles used and consistently applied by the Group in accordance with Dutch Generally Accepted Accounting Principles or International Financial Reporting Standards;

ACQUISITION CLAIM means any claim, compromise, arbitration, litigation or other legal proceedings, commenced by the Company or its Subsidiaries, in respect of the Target Warranties and Indemnities;

ACQUISITION DOCUMENTS means (i) the agreement for the sale and purchase of all of the issued shares in Dockwise dated 22 December 2006 between Heerema Transport Finance (Luxembourg) S.A., Heavy Transport Holding Denmark APS and Wilh. Wilhelmsen Netherlands B.V. as sellers (the "SELLERS"), Wilh. Wilhelmsen ASA and Heerema Holding Construction, Inc as guarantors and BidCo as purchaser and (ii) the other documents (if any) entered into pursuant thereto or in connection therewith;

AFFILIATE means, in relation to any person, any Subsidiary or Holding Company of that person and any other Subsidiary of that Holding Company, provided always that neither the Company nor any of its Subsidiaries shall be regarded as being an Affiliate of any Shareholder for the purposes of this Agreement;

AGREED FORM means, in relation to any document, substantially the form of that document which has been initialled by or on behalf of each Party for the purpose of identification;

ANNUAL ACCOUNTS means the audited consolidated annual accounts of the Group for a Financial Year, including the directors' report, the auditors' report and management letter, the audited or unaudited consolidated or non-consolidated profit and loss account for the 12-month period prior to the date of the annual accounts and the audited or unaudited consolidated or non-consolidated balance sheet as at the date of the annual accounts and the notes thereon;

ALTERNATE DIRECTOR has the meaning given to it in clause 5.20;

AUDITOR means any of the external accountants or accountants' firms for the time being of the Company;

BERMUDA COMPANIES ACT means the Companies Act 1981 (Bermuda), as amended;

BidCo means Delphi Acquisition Holding I B.V., a company incorporated under the laws of The Netherlands, with its registered office at Lage Mosten 15, 4822 NJ Breda, The Netherlands, and being registered with the commercial register in West-Brabant, The Netherlands, under number 34262243;

BOARD means the board of directors of the Company;

BUSINESS DAY means a day (other than a Saturday or Sunday) on which banks are generally open in The Netherlands, United Kingdom and Norway for normal business;

BUSINESS PLAN means the business plan in relation to the Group that is to be prepared as soon as practically possible after the date of this Agreement and any subsequent business plan to be prepared hereunder;

BYE-LAWS means the articles of association of the Company as they stand at the date of this Agreement, as they may be amended from time to time;

CEO means the member of the board of directors of Dockwise appointed as chief executive officer from time to time;

CFO means the member of the board of directors of Dockwise appointed as chief financial officer of Dockwise;

CHAIRMAN means the chairman of the Board;

CONDITION means the condition precedent as referred to in clause 3.1;

CONFIDENTIAL INFORMATION means any information relating to the business, strategies, products, objectives, affairs, performance and/or finances of any member of the Group for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of any member of the Group or of any of its or their suppliers, clients, distributors or customers;

CONSTITUTIONAL DOCUMENTS means the Bye-Laws, the articles of association, bye-laws, memorandum and articles or other constitutional documents of the other members of the Group;

CONTROLLING INTEREST means the ownership by a person and its Subsidiaries and Holding Companies (and any Subsidiary of such Holding Company) of shares carrying the rights to exercise more than 50% of the voting rights attached to the issued and outstanding shares;

DEED OF ADHERENCE means the agreement pursuant to which a new shareholder (including any Permitted Transferee) agrees and adheres to the terms and conditions of this Agreement, the Agreed Form of which deed of adherence is attached as Schedule 4 (FORM OF DEED OF ADHERENCE);

DELPHI means Delphi Acquisition Holding S.A., a company incorporated under the laws of the Grand Duchy of Luxembourg, with its registered office at 20, rue de la Poste, L-2346 Luxembourg, Grand

Duchy of Luxembourg, and being registered with the Luxembourg Trade and Companies Register under number B 122.411;

DIRECTOR means any member of the Board;

DOCKWISE means Dockwise Transport N.V., a company incorporated under the laws of the Netherlands Antilles, with its registered office at Lage Mosten 15, 4822 NJ Breda, The Netherlands, and being registered with the commercial register in West-Brabant, The Netherlands, under number 20112806;

ELECTRONIC FINANCIAL REPORT means the electronic financial report in the Agreed Form (EMAS), setting out certain key financial information relating to Dockwise extracted from the Management Accounts;

ERISA means the United States of America Employee Retirement Income Security Act 1974, as amended;

ERISA DIRECTOR means any member of the Board appointed or removed from time to time at the nomination of an ERISA Fund in accordance with clause 5.2.4;

ERISA FUND means any of 3i Europartners Va and 3i Europarters Vb and any other Investor who from time to time notifies the Company that it or one of its affiliates is intended to be a VCOC;

EXIT means a Sale, a Listing or a Liquidation;

FINANCE DOCUMENTS means the relevant finance documents relating to the debt financing of the Group (other than by the Investors), including roll-over facilities;

FINANCIAL YEAR means a financial year of the Company ending on 31 December, or any other financial year agreed by the Shareholders pursuant to the provisions of this Agreement;

GENERAL MEETING means any general meeting of shareholders of the Company save for the Annual General Meeting;

GROUP means the Company and any of its Subsidiaries from time to time;

HOLDING COMPANY has the meaning set out in this Schedule 1 under the definition of Subsidiary;

INTELLECTUAL PROPERTY RIGHTS means all copyrights, moral rights, design rights, trade marks and trade names, service marks, domain names, data base rights, trade secrets, computer software, including any updates or new releases, know-how and any other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world, or otherwise, as the context may require;

INVESTOR means any of the 3i Investors and any Permitted Transferee, in each case as long as it is a Party;

ISSUANCE has the meaning given to it in clause 2.3;

KPIs means the key performance indicators as set out in clause 9.2.5(e);

LCIA has the meaning given to it in clause 23.2;

LIQUIDATION means a voluntary liquidation of the Company in accordance with the Bye-Laws;

LISTING means the admission to listing of Shares on the Oslo Stock Exchange;

MANAGEMENT ACCOUNTS means the monthly unaudited management accounts of the Group, consisting of a consolidated profit and loss account for the one-month period prior to the Management Accounts Date, a consolidated balance sheet as at the Management Accounts Date, and a cash flow statement as at the Management Accounts Date;

MANAGEMENT ACCOUNTS DATE means the last date of the relevant calendar month for which the Management Accounts have been prepared;

MERGER CHART means a chart in such form and detail as the 3i Investors shall reasonably require from time to time showing the Group's turnover for the last completed Financial Year broken down by reference to geographic territories;

MERGER COMPLETION has the meaning given to it in the Merger Framework Agreement;

MERGER COMPLETION DATE has the meaning given to it in the Merger Framework Agreement;

MERGER AGREEMENT has the meaning given to it in Recital (A);

MERGER DOCUMENTS means the Merger Agreement and the other documents entered into pursuant thereto or in connection therewith (but excluding the Finance Documents);

NET PROFITS means, in respect of any Financial Year, the audited consolidated profit of the Group (if any) on an after-tax basis as shown in the audited consolidated profit and loss account of the Company;

OBSERVER means each person appointed pursuant to clause 5.21;

PARTY means any party that is mentioned in the introduction to this Agreement and any other person who has agreed to adhere to this Agreement;

PERMITTED TRANSFER has the meaning given to it in clause 10.2;

PERMITTED TRANSFEREE has the meaning given to it in clause 10.2;

QUALIFIED RESOLUTION means a resolution that, in the case of a Qualified Resolution of the General Meeting, requires a simple majority, including in any event the affirmative vote of the ERISA Funds, and in the case of a Qualified Resolution of the Board, requires a simple majority including the affirmative vote of the ERISA Directors;

REFINANCING means any refinancing of the debt of the Group, in connection with which all or part of the investments of the Shareholders are repaid, redeemed or liquidated in whatever way;

RELEVANT SHARES has the meaning given to it in clause 12.2.1;

RESERVED MATTERS means any of the matters referred to in Schedule 3 (RESERVED MATTERS);

SALE means the sale by the 3i Investors and Frontline (whether through a single transaction or through a series of transactions and whether directly or indirectly) of a Controlling Interest of the Group or at least the majority of the assets of the Group;

SHAREHOLDER means any person holding Shares that is also a Party to this Agreement, and any person to whom Shares are transferred or issued from time to time (excluding the Company but including any Permitted Transferee) in accordance with the terms of this Agreement and any applicable Deed of Adherence;

SHARES means, from time to time, all issued and outstanding ordinary shares in the share capital of the Company and any other issued shares in the capital of the Company (or any of them if the context so requires);

SPA has the meaning given to it in Recital (A);

SPONSOR means the bank(s) appointed by the Company to act as its sponsor or underwriter in connection with its application for a Listing of the Company;

SUBSIDIARY means with respect to any person (the "HOLDING COMPANY"), any other person of which securities or interests having the power to elect a majority of that other person's board of directors or other governing body or otherwise having the power to exercise a majority of the votes in a general meeting of shareholders (other than securities or interests having that power only upon the happening of a contingency that has not occurred) are held (or the voting rights with respect to such securities or interests are controlled by contract or otherwise) by the Holding Company or one or more of its Subsidiaries;

TAG NOTICE has the meaning given to it in clause 12.2;

TAGGED SHAREHOLDER(s) has the meaning given to it in clause 12.1;

TAGGING SHAREHOLDERS has the meaning given to it in clause 12.1;

TARGET WARRANTIES AND INDEMNITIES means the representations, warranties, covenants and indemnities given or made to BidCo under the Acquisition Documents;

TRANSFER means any direct or indirect sale and transfer, or any offer or contract to sell, or the creation of any interest over, pledge or right of usufruct, or any option to purchase or otherwise dispose of Shares (or securities rights or obligations convertible into or exchangeable for Shares); and

VCOC has the meaning given to it in clause 4.1.

2. GENERAL

2.1  In this Agreement, unless otherwise specified, a reference to:

     2.1.1 a person shall be construed so as to include any individual, firm, company, corporation, body corporate, government, governmental authority, tax inspector, state or agency of a state or any joint venture, association or partnership (whether or not having a separate legal personality);

                            SCHEDULE 2: SHAREHOLDINGS

Issued share capital 203,990,791 ordinary shares with a nominal value of USD 1 each.

NAME SHAREHOLDER                  NUMBER OF SHARES
--------------------------------------------------
3i Europartners Va                   12,562,367
3i Europartners Vb                   13,924,912
3i Pan-European A                    20,052,872
3i Pan-European B                     1,522,131
3i Pan-European C                     3,301,554
3i Global Growth                      5,528,126
3i Pan-European Growth                2,764,066
Pan-European Co-invest                  347,088
Pan-European Co-invest France            38,953
Pan-European (Nordic) Co-invest          42,665
Pan-European (Dutch) Co-invest           23,245
Global Growth Co-invest                  13,530
Oil, Gas & Power Co-invest              137,117
Stichting                            12,050,229
Frontline(1)                         34,976,500
--------------------------------------------------
TOTAL                               107,285,355
--------------------------------------------------

(1) This assumes Frontline subscribes for USD 25,000,000 Shares in the Secondary Placement.

     2.1.2 a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established, and including any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split up or demerged, by means of a statutory split-up or demerger;

     2.1.3 a particular agreement or document is (unless the context otherwise requires) a reference to the version of such agreement or document which is binding and enforceable on the date hereof, as such agreement or document may be novated, assigned, amended or supplemented from time to time;

     2.1.4 a communication in writing shall be construed so as to include any communication in the written form, letter, fax or e-mail;

     2.1.5 times of day are to the local time in the relevant jurisdiction unless otherwise stated;

     2.1.6 the singular includes a reference to the plural and VICE VERSA;

     2.1.7 the masculine includes a reference to the feminine and neuter and VICE VERSA;

     2.1.8 clauses, Schedules and Annexes are references to clauses of and schedules and annexes to this Agreement.

2.2 Where any provision is qualified or phrased by reference to an arm's length basis or principle, such qualification or reference shall mean the conditions which would have been obtained between comparable, independent persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the parties) and comparable circumstances (taking into account the times and places of performance and the parties' business strategies), thereby providing the closest approximation of the workings of the open market.

2.3 Where any obligation is characterised as several, such characterisation shall mean that said obligation is separate and individual for each of the obligees of such obligation.

2.4 The Schedules and Annexes are an integral part of this Agreement and references to this Agreement shall include its Schedules, Appendices and Annexes.

                           SCHEDULE 2 : SHAREHOLDINGS

Issued share capital 204,506,798 ordinary shares with a nominal value of USD 1 each.

Issued share capital 203,990,791 ordinary shares with a nominal value of USD 1 each.

NAME SHAREHOLDER                  NUMBER OF SHARES
--------------------------------------------------
3i Europartners Va                   12.562.367
3i Europartners Vb                   13.924.912
3i Pan-European A                    20.052.872
3i Pan-European B                     1.522.131
3i Pan-European C                     3.301.554
3i Global Growth                      5.528.126
3i Pan-European Growth                2.764.066
Pan-European Co-invest                  347.088
Pan-European Co-invest France            38.953
Pan-European (Nordic) Co-invest          42.665
Pan-European (Dutch) Co-invest           23.245
Global Growth Co-invest                  13.530
Oil, Gas & Power Co-invest              137.117
Stichting                            12,050,229
Frontline(1)                         34,976,500
-------------------------------------------------
TOTAL                               107,285.355
-------------------------------------------------

(1) This assumes Frontline subscribes for USD 25,000,000 Shares in the Secondary Placement.

                          SCHEDULE 3 : RESERVED MATTERS

PART 1

The following actions of the Board regarding any member of the Group or the Group as a whole shall at all times require a resolution of the Board, unless expressly included in the Business Plan (or any budget) adopted in accordance with this Agreement:

(A) CORPORATE AFFAIRS

BUSINESS PLAN adopting or amending any Business Plan or budget (to the extent not included in the Business Plan), or taking any action materially inconsistent with such business plan or budget.

ACCOUNTING POLICIES              any modification of the Accounting Standards,
                                 their application by the Group and/or the format of the Annual Accounts, unless such change is required by law or by virtue of a new standard of generally accepted accounting policies or practices.

ALTERATION                       TO BUSINESS making any material change in the
                                 nature of the Group's businesses, including entering in new lines of business or in new geographic areas within existing business units.

LIQUIDATION                      the passing of any resolution for the
                                 Liquidation of the Company or to technically liquidate any member of the Group by disposal of all or substantially all of the assets of such member of the Group.

BANKRUPTCY                       any application for a member of the Group to be
                                 declared bankrupt or for a suspension of payments of a member of the Group.

(B) DIRECTORS COMPENSATION AND RELATED PARTY TRANSACTIONS

DIRECTORS                        COMPENSATION granting or modifying the
                                 remuneration or other terms of engagement of management a director of the Group earning in excess of USD 100,000 annually.

RELATED PARTY TRANSACTIONS entering into any transaction, agreement or arrangement with or for the benefit of any Shareholder or other related party or Affiliate thereof.

(D) MATERIAL EVENTS

LISTING the application for a Listing, and the appointment of professional advisers in connection therewith.

EQUITY TRANSACTIONS acquiring or disposing of any interest in the share capital or instruments convertible into or exchangeable for share capital of any other company or body corporate for a consideration in excess of USD 1 million.

ASSET TRANSACTIONS               the sale, transfer, leasing, licensing or
                                 disposal by a member of the Group (other than in the ordinary course of trading) of all or a substantial part of its business, undertaking or assets whether by a single transaction or series of transactions, related or not acquiring or disposing of any asset of the Group in excess of USD 1 million.

JOINT VENTURES                   forming, entering into, terminating or
                                 withdrawing from any partnership, consortium, joint venture or any other unincorporated association carrying on a trade or business or any other similar arrangement, whether or not with a view to making a profit.

MATERIAL CONTRACTS entering into any agreement or series of connected agreements under which the consideration payable is more than USD 2 million or the receivable represents more than USD 15 million.

FINANCE DOCUMENTS                effecting or permitting to be effected any
                                 variations or amendments to, or waivers or compromises or releases under or in connection with, or entering into any agreement inconsistent with, any of the Finance
                                 Documents.

REFINANCING                      (the making by any member of the Group of any
                                 application or submission of any business plan to any person with a view to) attracting additional or substitute financing for the Group or any part of it other than under the Finance Documents.

PART 2

Unless more stringent majority rules apply under the Bermuda Companies Act or the Bye-laws, the following resolutions of the General Meeting shall at all times require a Qualified Resolution of the General Meeting unless expressly included in the Business Plan (or any budget) adopted in accordance with this
Agreement:

(A) CORPORATE AFFAIRS

CONSTITUTIONAL                   DOCUMENTS any amendment of the Bye-Laws
                                 (including changes to the name and financial year of the Company).

AUDITOR the appointment or dismissal of the Auditor.

(B) MATERIAL EVENTS

LEGAL MERGERS any merger or demerger involving the Company, other than in relation to an expansion of the business of the Group by acquisition or otherwise.

                     SCHEDULE 4 : FORM OF DEED OF ADHERENCE

THIS DEED is made on [DATE]

BETWEEN:

(1)  [NAME TRANSFEREE], [DETAILS] (the "NEW SHAREHOLDER");

(2)  [NAME SHAREHOLDER], [DETAILS] (the "ORIGINAL SHAREHOLDER"); and

(3) SEALIFT LTD, a company incorporated under the laws of Bermuda, with its registered office at PO Box HM 1593, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, Company No. 39466 (the "COMPANY", for itself and on behalf of the "CONTINUING SHAREHOLDERS");

WHEREAS:

(A) The Original Shareholder and the Continuing Shareholders are parties to a shareholders' agreement dated [DATE] 2007 (the "AGREEMENT");

(B) The New Shareholder proposes to purchase/subscribe for [___] Shares of [___] each in the capital of the Company from the Original Shareholder;

(C) The shareholding by the New Shareholder is authorised by the Bermuda Registrar of Companies and/or the Bermuda Monetary Authority or is subject to an exemption or direction from the Bermuda Registrar of Companies and/or the Bermuda Monetary Authority;

(D)  This Deed is made by the New Shareholder in compliance with the Agreement.

THIS DEED WITNESSES as follows:

1. The New Shareholder confirms that it has been supplied with a copy of the Agreement.

2. The New Shareholder hereby subscribes for [NUMBER] Shares with a nominal value of [_] each in the capital of the Company at a subscription price of USD [AMOUNT] per share and agrees to hold the Shares subject to the Bye-Laws of the Company.] In consideration of the sum of USD [AMOUNT] paid on the date hereof, the Original Shareholder(s) shall forthwith transfer to the New Shareholder [NUMBER] Shares together with the right to receive all dividends accrued thereon as at the date of transfer subject to the Bye-Laws of the Company. Upon execution of the [issue] [transfer] instrument, the Company shall register the New Shareholder in the shareholders' register as the holder of [NUMBER] Shares.

3. The New Shareholder undertakes to the Continuing Shareholders to be bound by the Agreement in all respects as if the New Shareholder was a Party to the Agreement and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a Shareholder under the Agreement insofar as they fall to be observed or performed on or after the date of this Deed.

4. The Continuing Shareholders undertakes to the New Shareholder to observe and perform all the provisions and obligations of the Agreement applicable to or binding on a "Shareholder" or a

     "Party" under the Agreement and acknowledges that the New Shareholder shall be entitled to the rights and benefits of the Agreement as if the New Shareholder were named in the Agreement as a Shareholder or a Party with effect from the date of this Deed.

5. This Deed is made for the benefit of (a) the Parties to the Agreement as at the date hereof and (b) every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or who adheres to it.

6. The address and fax number of the New Shareholder for the purposes of clause 17 of the Agreement is as follows:

Attn:    ________________________

Fax:     ________________________

Address: ________________________

         ------------------------

7. This Deed is governed by and shall be construed in accordance with the laws of Luxembourg.

IN WITNESS WHEREOF this Deed has been executed and delivered on the date first written above.

[NEW SHAREHOLDER]


---------------------------
By:
Title:

[ORIGINAL SHAREHOLDER]


---------------------------
By:
Title:

SEALIFT LTD for itself and on behalf of the Continuing Shareholders,


---------------------------
By:
Title:

                       SCHEDULE 5 : CONTINUING OBLIGATIONS

1. COMPLIANCE WITH BYE-LAWS

The Company shall observe all the provisions of its Bye-Laws and this Agreement and shall procure the compliance by each member of the Group with the provisions of its Constitutional Documents.

2. ACCOUNTING RECORDS, ACCOUNTS AND REPORTS

2.1 The Company shall, and shall procure that each member of the Group shall:

     2.1.1 keep proper accounting records and in them make true and complete entries of all its dealings and transactions in relation to its business; and

     2.1.2 comply with all statutory requirements as to the preparation and audit of annual accounts.

2.2  Dockwise shall prepare:

     2.2.1 unaudited monthly Management Accounts of the Group, such accounts:

           (a) to include a consolidated profit and loss account, balance sheet and cash flow statement for the Group broken down according to the principal divisions of the Group from time to time;

           (b) to refer to any material matter occurring in or relating to the period in question;

           (c) to include a comparison of all such information with the projections and forecasts in the relevant operating budget included in the Business Plan and with the corresponding information for the same period in the preceding year and a statement of any material variation from the relevant operating budget;

           (d) to itemise all material transactions referred to in the statement of projected capital expenditure included in the relevant operating budget and entered into by the Group during that period;

           (e) to set out in a separate schedule (in sufficient detail to demonstrate the same) the Group's actual performance against the limits set out in the Finance Documents;

           (f) to have been approved by the CFO and one other director of the relevant company as evidenced by their signature of the accounts;

           (g) to include a commentary by the management board of Dockwise on the state of the business of the Group;

           (h) to be substantially in the form of the sample Management Accounts in the Agreed Form;

           (i) to include project cash flows for the period up to the end of a Financial Year; and

           (j) to include projected profit and loss account for the remainder of the then current financial period;

     2.2.2 a report by the management board of Dockwise (which in relation to each 12-month period ending on the accounting reference date each year, shall include a reconciliation of the Group's actual performance to any Business Plan showing variances and giving narrative explanation of those variances);

     2.2.3 the Electronic Financial Report;

     2.2.4 the Merger Chart; and

     2.2.5 such other reports as the Board may from time to time reasonably require as to any matter relating to the businesses or affairs of the Group or to its financial position or assets.

2.3  Dockwise shall ensure that:

     2.3.1 the Annual Accounts and each set of Management Accounts referred to in paragraph 2.2 above are prepared, so far as applicable, on the same basis as that used in the preparation of the Business Plan and in accordance with the Accounting Standards, consistently applied;

     2.3.2 each report prepared under paragraphs 2.2.1, 2.2.2 and 2.2.3 above is delivered to the Board within 14 days of the end of each calendar month in such format as may be required by the Board;

     2.3.3 the Annual Accounts are delivered to the Board within four months of the end of the Financial Year; and

     2.3.4 the Merger Chart prepared under paragraph 2.2.4 above is delivered to 3i Group plc at such time as the Annual Accounts are delivered.

3. MINUTES

If so requested by the Board, the Company shall make available (not later than the earliest of (i) the same time the minutes hereinafter mentioned are made available to any member of the relevant board, (ii) the Business Day before the next meeting of the relevant board, or (iii) 14 days after the relevant meeting) to the Board copies of minutes of meetings of the board of any member of the Group.

4. LICENCES AND CONSENTS

The Company shall take, and shall procure that each other member of the Group shall take, all reasonable steps to obtain and maintain (and to comply with the terms of) all governmental and other licences and consents necessary for the conduct of its business.

5. INSURANCE

5.1 The Company shall, and shall procure that each other member of the Group shall at all times keep insured with a reputable insurance office:

     5.1.1 all its assets against such risks and in such manner and to such extent as accords with good commercial practice with regard to assets of the same kind in comparable circumstances;

     5.1.2 itself in respect of any accident, damage, injury, third party loss, loss of profits and other risks and to such an extent as accords with good commercial practice with regard to a business of the same kind as that of the relevant member of the Group; and

     5.1.3 its directors against any liability incurred by them in the lawful performance of their duties and, if the CEO and CFO so request, against the permanent disability and demise risks of the directors.

5.2 Dockwise shall procure that the Group's insurance and assurance policies are reviewed by its insurance brokers at least once every year and that all reasonable recommendations made by its brokers in relation to such policies are complied with.

6. FINANCE DOCUMENTS

BidCo shall procure that each member of the Group observes in all material respects the provisions of the Finance Documents and any associated agreements. BidCo shall deliver to the Board a copy of each notice (including, without limitation, of a breach of a covenant or other obligation) received under the Finance Documents and each report delivered by the Group to the relevant financier under the Finance Documents at the same time as it is delivered to the parties there under.

7. COMPLIANCE WITH LAWS

Dockwise shall, and shall procure that all other Group members shall, comply in all material respects with any law, statute, regulation or order of any governmental authority or of any agency thereof, applicable to the Group and shall notify the Board of any violation of such law, statute, regulation or order of any governmental authority or of any agency thereof, which violation in any respect may materially and adversely affect the business of the Group.

8. EXPANSION OF THE BUSINESS

The Company shall effect, and shall procure that the other members of its Group effect, any expansion, development or evolution of the Group's business through the Company or a wholly owned Subsidiary of the Company.

9. ACQUISITION DOCUMENTS

The Company shall, and shall procure that the other members of the Group shall, enforce or procure to be enforced to their full extent the rights of BidCo under the Acquisition Documents.

10. INTELLECTUAL PROPERTY RIGHTS

Dockwise shall, and shall procure that the other members of the Group shall, take all reasonable steps within their respective powers to protect their Intellectual Property Rights and shall make such patent, registered design, trade mark and other such applications and effect such renewals or extensions thereof as are required to keep the same in force.

11. CORPORATE AND SOCIAL RESPONSIBILITY

     11.1 Dockwise shall, and shall procure that the other members of the Group shall, (i) comply with all applicable environmental laws, regulations or directives ("ENVIRONMENTAL LAW"), (ii) maintain all consents, permits and licenses required under Environmental Law and (iii) notify each Investor as soon as possible if any member of the Group any such consents, permits or licenses (whether because they expire, are revoked or terminated or otherwise).

     11.2 Dockwise shall, and shall procure that the other members of the Group shall, comply with (i) all applicable laws, regulations or directives relating to the relationship between the relevant member of the Group and its employees, potential employees, trade unions and employee representative body and/or the health and safety of its employees and
           (ii) any arrangements between the relevant member of the Group and its employees, trade unions and/or employee representative bodies.

12. PROTECTION OF INFORMATION

The Company and Dockwise shall, and each shall procure that the other members of the Group shall, take all reasonable steps within their respective powers to protect the Confidential Information.

                       SCHEDULE 6 : COMPLETION CERTIFICATE

To:

[All Parties, at their address as referred to in clause 17 (NOTICES)]

COMPLETION CERTIFICATE

Dear Sirs,

The undersigned and certain other parties have entered into an agreement on [__] 2007 concerning their intention of combining their joint interests in heavy lift shipping and transport activities conducted by Sealift Ltd. and Delphi Acquisition Holding S.A. and their respective subsidiaries (the "MERGER AGREEMENT").

Capitalised words if not defined in this certificate shall have the same meaning as in the Merger Framework Agreement.

For the purpose of and in accordance with clause 8.5 of the Merger Agreement the undersigned hereby confirms that the Completion Conditions have been fulfilled or waived in accordance with clause 7.3 of the Merger Agreement and that the parties to the Shareholders' Agreement are hereby irrevocably and unconditionally authorised to proceed to completion in accordance with clause 3 of the Shareholders' Agreement. Furthermore, for the avoidance of doubt the undersigned declares that this certificate is to be considered a "COMPLETION CERTIFICATE" as defined in clause 3 of the Shareholders' Agreement.

Signed by [either SEALIFT or 3i INVESTMENTS and 3i GESTION, as managers of the 3i Funds],


--------------------------------

name:

date: